SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



    Date of report (Date of earliest event reported)        April 24, 2003
                                                        ------------------------



                               UNOCAL CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                                    Delaware
--------------------------------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)



    1-8483                                   95-3825062
--------------------------------------------------------------------------------
(Commission File Number)                (I.R.S. Employer Identification No.)



2141 Rosecrans Avenue, Suite 4000, El Segundo, California         90245
--------------------------------------------------------------------------------

(Address of Principal Executive Offices)                       (Zip Code)



                                 (310) 726-7600
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

Item 5.      Other Events.

First Quarter 2003 Results
--------------------------
Unocal Corporation's net earnings were $134 million, or 52 cents per share (diluted), in the first quarter of 2003 compared with $22 million, or 9 cents per share (diluted), in the first quarter of 2002. In the first quarter of 2003, net earnings included an after-tax charge of $83 million, or 30 cents per share (diluted), from the cumulative effects of accounting changes.

                                                           For the Three Months
                                                              Ended March 31,
                                                      --------------------------
Millions of dollars                                           2003         2002
--------------------------------------------------------------------------------
Earnings from continuing operations                          $ 217         $ 22
Earnings from discontinued operations                            -            -
Cumulative effects of accounting changes                       (83)           -
--------------------------------------------------------------------------------
Net earnings                                                 $ 134         $ 22
================================================================================

Continuing Operations
---------------------
First Quarter Results: Earnings from continuing operations increased by $195 million in the first quarter of 2003 compared to the same quarter a year ago, primarily reflecting improved results from the Company's exploration and production operations, due to higher worldwide natural gas and liquids prices. Higher worldwide commodity prices increased net earnings by approximately $230 million. The Company's worldwide average realized natural gas price, including a loss of 27 cents per thousand cubic feet ("Mcf") from hedging activities, was $3.90 per Mcf for the first quarter of 2003. This was an increase of $1.44 per Mcf, or 59 percent, from the $2.46 per Mcf, including a benefit of 9 cents per Mcf from hedging activities, realized during the first quarter of 2002. In the first quarter of 2003, the Company's worldwide average liquids price was $29.99 per barrel, which was an increase of $11.13 per barrel, or 59 percent, from the same period a year ago. The Company's hedging program lowered the average realized liquids price by 50 cents in the first quarter of 2003 while the first quarter of 2002 included a gain of 6 cents per barrel from hedging activities. The first quarter of 2003 included an after-tax gain of $2 million in mark-to-market accruals and realized gains/losses for non-hedge commodity derivatives recorded by the Company's Northrock Resources Ltd. subsidiary, compared to an after-tax loss of $4 million in the same period a year ago. After-tax environmental and litigation expenses were $17 million in the first quarter of 2003, compared with $26 million in the same period a year ago.

These positive variance factors were partially offset by higher dry hole costs, higher depreciation and depletion rates (including asset retirement obligation accretion) and lower North America liquids production, which reduced net earnings by approximately $25 million, $20 million and $10 million, respectively, in the first quarter of 2003 compared with the same period a year ago. North America liquids production averaged 88,000 barrels per day in the first quarter of 2003, down from 99,000 barrels per day a year ago. Most of the production decline was due to natural declines in existing fields in the Gulf of Mexico and the divestiture of various properties in Canada, onshore U.S. and the Gulf of Mexico.

Cumulative Effects of Accounting Changes
----------------------------------------
In the first quarter of 2003, the Company recorded a non-cash $83 million after-tax charge consisting of the cumulative effect of a change in accounting principle related to the initial adoption of Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations." The Company also increased its accrued abandonment and restoration liabilities by $268 million and increased its net properties by $138 million on the consolidated balance sheet as a result of the adoption of SFAS No.143.

Revenues
--------
Revenues from continuing operations for the first quarter of 2003 were $1.83 billion compared with $1.05 billion for the same period a year ago. The increase primarily reflected higher natural gas and liquids prices.

Financial Condition
-------------------
Cash flows from operating activities, including working capital and other changes, was $685 million in the first quarter of 2003 compared with $271 million in the same period a year ago. The increase principally reflected the effects of higher worldwide commodity prices.

Capital expenditures were $429 million for the first quarter of 2003 compared with $390 million in the same period a year ago.

The Company's total consolidated debt, including current maturities, at March 31, 2003, was $2.92 billion, compared with $3.0 billion at the end of 2002. Cash and cash equivalents on hand totaled $356 million at March 31, 2003, up from $168 million at the end of 2002.

Second Quarter 2003 and Full-Year 2003 Outlook
----------------------------------------------
The Company's current net worldwide daily production estimate for the second quarter of 2003 is between 460,000 and 470,000 barrels-of-oil equivalent ("BOE"). Based on current market prices, the Company's net earnings for the second quarter are expected to change 4 cents per share for every $1 change in the Company's average worldwide realized price for crude oil and 2 cents per share for every 10-cent change in its average realized North America natural gas price, excluding the effect of hedging activities. For the second quarter of 2003, the Company has hedged 19.7 billion Btu of Lower 48 natural gas production with pricing collars between $4.21 and $5.06 per MMBtu, and 1.5 million barrels of Lower 48 crude oil with collars between $28.94 and $32.71 per barrel. Second quarter hedged volumes represent approximately 32 percent and 35 percent of expected Lower 48 natural gas and crude oil production volumes, respectively. The Company also forecasts second quarter pre-tax dry hole costs of $40 million to $50 million.

The Company currently estimates its full-year 2003 production to average between 475,000 to 490,000 BOE per day. This production forecast includes the associated production loss of approximately 5,000 BOE per day from divestitures that the Company has completed so far this year. These divestitures included various properties in Canada, onshore U.S. and the Gulf of Mexico and netted the Company $64 million in proceeds. The Company has additional property divestitures pending or planned and additional adjustments to the production forecast range will be made as further divestitures are completed. The production forecast reflects the start of new oil production from the West Seno field in Indonesia, currently scheduled to begin late in the second quarter of 2003. The Company's total actual production for the year could also be impacted by cost recovery volume fluctuations under the Company's various foreign Production Sharing Contracts ("PSCs") due to changes in commodity prices, demand for natural gas in Thailand, and production and exploration performance in the Gulf of Mexico.

Based on current market prices, the Company's net earnings for the full-year are expected to change 14 cents per share for each $1 change in the Company's average worldwide realized price for crude oil and 7 cents per share for every 10-cent change in its average realized North America natural gas price, excluding the effect of hedging activities. For the remaining three quarters of 2003, the Company has hedged 43.4 billion Btus of Lower 48 natural gas production with collars of $3.98 to $4.84 per MMBtu. This volume represents approximately 25 percent of expected Lower 48 natural gas production.
Hedged crude oil production volumes beyond the second quarter levels, discussed in the previous paragraph, are immaterial. The Company forecasts pre-tax dry hole costs of $155 million to $185 million and that pre-tax pension-related expenses will increase over 2002 by approximately $55 million to $60 million.

Cautionary Statement
--------------------
This filing contains certain forward-looking statements about Unocal's future production rates, commodity prices, dry hole costs, divestitures, pension costs, future operations, drilling plans, business transactions and other matters. These statements are not guarantees of future performance. The statements are based upon Unocal's current expectations and beliefs and are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward looking statements. Actual results could differ materially as a result of changes in commodity prices, the levels of the Company's oil and gas production, development and exploratory drilling results, the amounts of the Company's operating cash flow and other capital resources available to fund its capital expenditures, government approvals, regulatory, geological, operating and economic considerations, and other factors disclosed on pages 56 to 64 of Unocal's 2002 Annual Report on Form 10-K.


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                                                 UNOCAL CORPORATION
                                                   (Registrant)




Date:  April 28, 2003                        By:  /s/ JOE D. CECIL
      ------------------                         -------------------------------
                                                 Joe D. Cecil
                                                 Vice President and Comptroller

                                       -3-
+

CONSOLIDATED EARNINGS (UNAUDITED)                         UNOCAL CORPORATION

                                                      For the Three Months
                                                          Ended March 31,
                                                  --------------------------
Millions of dollars except per share amounts              2003        2002
----------------------------------------------------------------------------
Revenues
Sales and operating revenues                            $ 1,813     $ 1,035
Interest, dividends and miscellaneous income                 11          12
Gain  on sales of assets                                      3           2
----------------------------------------------------------------------------
      Total revenues                                      1,827       1,049
Costs and other deductions
Crude oil, natural gas and product purchases                684         295
Operating expense                                           294         299
Administrative and general expense                           51          43
Depreciation, depletion and amortization                    260         224
Asset impairments                                             -           -
Dry hole costs                                               71          28
Exploration expense                                          55          59
Interest expense                                             38          51
Property and other operating taxes                           22          16
Distributions on convertible preferred
 securities of subsidiary trust                               8           8
----------------------------------------------------------------------------
      Total costs and other deductions                    1,483       1,023

Earnings from equity investments                             43          37
----------------------------------------------------------------------------
Earnings from continuing operations before
     income taxes and minority interests                    387          63
----------------------------------------------------------------------------
Income taxes                                                168          40
Minority interests                                            2           1
----------------------------------------------------------------------------
Earnings from continuing operations                         217          22
----------------------------------------------------------------------------
Earnings from discontinued operations                         -           -
Cumulative effects of accounting changes (a)                (83)          -
----------------------------------------------------------------------------
      Net earnings                                      $   134      $   22
============================================================================
Basic earnings per share of common stock (b)
      Continuing operations                             $  0.84      $ 0.09
      Net earnings                                      $  0.52      $ 0.09
Diluted earnings per share of common stock (c)
      Continuing operations                             $  0.82      $ 0.09
      Net earnings                                      $  0.52      $ 0.09

Cash dividends declared per share of common stock       $  0.20      $ 0.20
----------------------------------------------------------------------------

(a)  Net of tax (benefit):                              $  ( 48)     $  -
(b)  Basic weighted average shares
        outstanding  (in thousands)                     258,005     244,207
(c)  Diluted weighted average shares
        outstanding (in thousands)                      271,729     245,247

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)              UNOCAL CORPORATION

                                                At March 31,     At December 31,
Millions of dollars                                  2003                  2002
--------------------------------------------------------------------------------
Assets
Cash and cash equivalents                         $    356              $    168
Other current assets - net                           1,354                 1,207
Investments and long-term receivables - net          1,038                 1,044
Properties - net                                     8,114                 7,879
Goodwill                                               125                   122
Other assets                                           396                   340
--------------------------------------------------------------------------------
   Total assets                                   $ 11,383              $ 10,760
================================================================================

Liabilities and Stockholders' Equity
Current liabilities (a)                           $  1,869              $  1,632
Long-term debt and capital leases                    2,918                 3,002
Deferred income taxes                                  631                   593
Accrued abbandonment, restoration
       and environmental liabilities                   880                   622
Other deferred credits and liabilities                 844                   816
Minority interests                                     275                   275

Convertible preferred securities
       of a subsidiary trust                           522                   522

Stockholders' equity                                 3,444                 3,298
--------------------------------------------------------------------------------
   Total liabilities and stockholders' equity     $ 11,383              $ 10,760
================================================================================

(a)  Includes current portion of LTD:                    6                     6

                                      -5-

CONDENSED CONSOLIDATED CASH FLOWS (UNAUDITED)                 UNOCAL CORPORATION

                                                        For the Three Months
                                                            Ended March 31,
                                                     ---------------------------
Millions of dollars                                         2003            2002
--------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net earnings                                              $ 134            $ 22
Adjustments to reconcile net earnings to
    net cash provided by operating activities
      Depreciation, depletion and amortization              260             224
      Asset impairments                                       -               -
      Dry hole costs                                         71              28
      Amortization of exploratory leasehold costs            24              22
      Deferred income taxes                                  30             (23)
      Gain on sales of assets (pre-tax)                      (3)             (2)
      Earnings applicable to minority interests               2               1
      Cumulative effects of accounting changes               83               -
      Other                                                  30             (12)
 Working capital and other changes related to operations     54              11
--------------------------------------------------------------------------------
            Net cash provided by operating activities       685             271
--------------------------------------------------------------------------------
Cash Flows from Investing Activities
   Capital expenditures (includes dry hole costs)          (429)           (390)
   Proceeds from sales of assets                             66              28
   Proceeds from sale of discontinued operations              -               2
--------------------------------------------------------------------------------
            Net cash used in investing activities          (363)           (360)
--------------------------------------------------------------------------------
Cash Flows from Financing Activities
   Long-term borrowings                                      16             399
   Reduction of long-term debt and
        capital lease obligations                          (100)           (123)
   Minority interests                                        (2)             (2)
   Proceeds from issuance of common stock                     1              14
   Dividends paid on common stock                           (52)            (49)
   Other                                                      3              (2)
--------------------------------------------------------------------------------
         Net cash provided (used) by financing activities  (134)            237
--------------------------------------------------------------------------------
Net increase in cash and cash equivalents                   188             148
--------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year              168             190
--------------------------------------------------------------------------------
Cash and cash equivalents at end of period                $ 356           $ 338
================================================================================

OPERATING HIGHLIGHTS                                     UNOCAL CORPORATION


                                                    For the Three Months
                                                        Ended March 31,
                                                 ---------------------------
                                                     2003              2002
----------------------------------------------------------------------------
North America Net Daily Production
  Liquids (thousand barrels)
     U.S. Lower 48 (a) (b)                            48                 56
     Alaska                                           22                 25
     Canada                                           18                 18
----------------------------------------------------------------------------
          Total liquids                               88                 99
  Natural gas - dry basis (million cubic feet)
     U.S. Lower 48 (a) (b)                           700                746
     Alaska                                           61                101
     Canada                                           97                 90
----------------------------------------------------------------------------
          Total natural gas                          858                937
North America Average Prices (excluding hedging activities) (c) (d)
  Liquids (per barrel)
     U.S. Lower 48                                $30.53             $18.36
     Alaska                                       $33.48             $18.61
     Canada                                       $28.44             $16.52
          Average                                 $30.77             $18.06
  Natural gas (per mcf)
     U.S. Lower 48                                $ 6.29             $ 2.23
     Alaska                                       $ 1.20             $ 1.57
     Canada                                       $ 5.64             $ 2.34
          Average                                 $ 5.83             $ 2.16
----------------------------------------------------------------------------
North America Average Prices (including hedging activities) (c) (d)
  Liquids (per barrel)
     U.S. Lower 48                                $28.97             $18.54
     Alaska                                       $33.48             $18.61
     Canada                                       $28.44             $16.52
          Average                                 $29.90             $18.17
  Natural gas (per mcf)
     U.S.  Lower 48                               $ 5.61             $ 2.47
     Alaska                                       $ 1.20             $ 1.57
     Canada                                       $ 5.33             $ 2.25
          Average                                 $ 5.25             $ 2.35
----------------------------------------------------------------------------

(a)  Includes proportional interests in production of equity investees.
(b)  Includes minority interests of :
                                         Liquids       1                  9
                                     Natural gas      10                 98
                          Barrels oil equivalent       2                 25
(c)  Excludes Trade segment margins.
(d) Excludes gains/losses on derivative positions not accounted for as hedges and ineffective portions of hedges.

                                      -7-

OPERATING HIGHLIGHTS (CONTINUED)                         UNOCAL CORPORATION


                                                    For the Three Months
                                                        Ended March 31,
                                                 ---------------------------
                                                     2003              2002
----------------------------------------------------------------------------
International Net Daily Production (e)
  Liquids  (thousand barrels)
     Far East                                         55                 53
     Other (a)                                        21                 20
----------------------------------------------------------------------------
          Total liquids                               76                 73
  Natural gas - dry basis (million cubic feet)
     Far East                                        875                822
     Other (a)                                       107                 75
----------------------------------------------------------------------------
          Total natural gas                          982                897
International Average Prices (f)
  Liquids (per barrel)
     Far East                                     $29.69             $19.28
     Other                                        $32.21             $21.96
          Average                                 $30.11             $19.86
  Natural gas (per mcf)
     Far East                                     $ 2.76             $ 2.59
     Other                                        $ 2.83             $ 2.48
          Average                                 $ 2.77             $ 2.58
----------------------------------------------------------------------------
Worldwide Net Daily Production (a) (b) (e)
  Liquids  (thousand barrels)                        164                172
  Natural gas - dry basis (million cubic feet)     1,840              1,834
  Barrels oil equivalent (thousands)                 471                477

Worldwide Average Prices (excluding hedging activities) (c) (d)
  Liquids (per barrel)                            $30.49             $18.80
  Natural gas (per mcf)                           $ 4.17             $ 2.37

Worldwide Average Prices (including hedging activities) (c) (d)
  Liquids (per barrel)                           $ 29.99             $18.86
  Natural gas (per mcf)                          $  3.90             $ 2.46
----------------------------------------------------------------------------

(a)  Includes proportional interests in production of equity investees.
(b)  Includes minority interests of :
                                         Liquids       1                  9
                                     Natural gas      10                 98
                          Barrels oil equivalent       2                 25
(c)  Excludes Trade segment margins.
(d) Excludes gains/losses on derivative positions not accounted for as hedges and ineffective portions of hedges.
(e) International production is presented utilizing the economic interest method.
(f)  International did not have any hedging activities.

                                      -8-